Exhibit 99.1
Contact: Brian K. Miller
Senior Vice President - CFO
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES DIRECTORS RE-ELECTED AT
ANNUAL MEETING OF STOCKHOLDERS
Board Increases Stock Repurchase Authorization
Dallas, May 17, 2007 — Tyler Technologies, Inc. (NYSE: TYL) announced the re-election of the seven members of its board of directors at the Company’s annual meeting of stockholders held in Dallas today.
Re-elected directors include Donald R. Brattain, President of Brattain & Associates, LLC; J. Luther King, Jr., Chief Executive Officer of Luther King Capital Management; John S. Marr, Jr., President and Chief Executive Officer of Tyler Technologies; G. Stuart Reeves, former Executive Vice President of Electronic Data Systems Corporation; Michael D. Richards, Executive Vice President of Republic Title of Texas, Inc.; Dustin R. Womble, Executive Vice President of Tyler Technologies; and John M. Yeaman, Chairman of the Board of Tyler Technologies.
Stockholders also ratified the selection by the Audit Committee of Tyler’s board of directors of Ernst & Young LLP as the Company’s independent auditors for 2007.
Tyler also announced that its board of directors has increased the Company’s common stock repurchase authorization by two million shares. With the increase, the Company is currently authorized to repurchase up to approximately 2,258,000 additional shares of its common stock. The shares may be repurchased from time to time in the open market or through negotiated transactions. The amount and timing of purchases under the program will be subject to, among other things, the price and availability of the Company’s shares and general market conditions. The repurchased shares may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. In April 2007, Tyler was named one of “America’s 100 Most Trustworthy Companies” by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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